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                                                                      Exhibit 15

Lincoln Benefit Life Company
2940 South 84th Street
Lincoln, NE 68506

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Lincoln Benefit Life Company for the three-month periods ended March 31, 2009 and 2008, and have issued our report dated May 11, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is incorporated by reference in this Form S-1 Post-Effective Amendment No. 1 to Registration Statement No. 333-158176.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 12, 2009